EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Speedway Motorsports, Inc. on Form S-8 of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002), appearing in the Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 26, 2004